Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID FIRST QUARTER 2017 RESULTS

•                  First quarter 2017 reported and adjusted EPS* were $1.68 and $1.88, respectively, compared to first quarter 2016 of reported and adjusted EPS of $1.77 and $1.78, respectively

•                  Organic volume growth in all four regions

•                  2017 adjusted EPS is expected to be $7.50-$7.80

WESTCHESTER, Ill., May 3, 2017 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the first quarter 2017. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2017 and 2016 include items which are excluded from the non-GAAP financial measures which we present*.

“Our solid first quarter results reflect the overall positive trajectory of our business,” said Ilene Gordon, chairman, president and chief executive officer. “Higher core and specialty volumes, good operating efficiency, and the impact of acquisitions, more than offset headwinds in South America.  Year-over-year operating income improved in North America, EMEA, and Asia Pacific.

“Our growth strategy continues to drive robust results and we remain confident in our 2017 outlook. Volume growth and improved specialty mix are expected to be driven by the startup of our recently completed specialty investments in North America and Asia Pacific.  The integration of the Sun Flour Industry rice business and Shandong Huanong Specialty Corn further broaden our specialty portfolio and capacity while the integration of TIC Gums further expands our texture capabilities and enables us to deliver custom solutions faster.  We have taken additional restructuring actions to right size our South American business and we will continue our disciplined approach to cost management. Our current expectation for adjusted EPS for the year is $7.50-$7.80.” Gordon highlighted.

*Adjusted Diluted Earnings Per Share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	1Q16	1Q17
Reported EPS	$1.77	$1.68
Acquisition/Integration Costs	$0.01	$0.05
Impairment/Restructuring Costs	—	$0.15
Adjusted EPS**	$1.78	$1.88

**Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

1Q17
Margin	(0.12)
Volume	0.18
Foreign exchange	0.03
Other income/(expense)	0.02
Total operating items	0.11

Financing costs	(0.07)
Shares outstanding	—
Tax rate	0.07
Non-controlling interest	(0.01)
Total non-operating items	(0.01)
Total items affecting adjusted EPS	0.10

Financial Highlights

•                  At March 31, 2017, total debt and cash and short-term investments were $2.01 billion and $448 million, respectively, versus $1.96 billion and $516 million, respectively, at December 31, 2016. Cash and short-term investments were lower primarily driven by stock repurchases.

•                  During the first quarter of 2017, net financing costs were $21 million, or approximately $7 million higher than the year-ago period, due to higher interest expense and lower interest income.

•                  For the first quarter of 2017, reported and adjusted effective tax rates* were 27.0 percent and 25.7 percent, respectively, compared to reported and adjusted effective tax rates of 28.5 percent and 28.3 percent, respectively, in the year-ago period. The lower rates were largely driven by appreciation of the Mexican peso during the quarter and resultant valuation of U.S. dollar-denominated balances in Mexico.

•                  First quarter capital expenditures were $72 million, up $13 million from the year-ago period.

•                  During the quarter, the Company repurchased over one million shares of common stock from the open market for an average price of approximately $119 a share.

Business Review

Total Ingredion

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
First quarter	1,360	29	71	-7	1,453	7%

Net Sales

•                  First quarter net sales were up as a result of volume growth in all four regions, continued specialty growth, and changes in foreign currency exchange rates. These factors were slightly offset by less favorable price/mix due to the pass through of lower raw material cost.

Operating income

•                  First quarter reported and adjusted operating income were $195 million and $212 million, respectively.  These were a three percent decrease and a six percent increase, respectively, compared to $200 million of reported operating income and $201 million of adjusted operating income in the first quarter of 2016. The increase in adjusted operating income was primarily due to core-, specialty-, and acquisition-related volume growth. These positives were partially offset by difficult macroeconomic conditions in South America.

•                  First quarter reported operating income was lower than adjusted operating income by $17 million. Of this difference, $11 million is related to restructuring actions in Argentina partially offset by a $1 million reduction in expense associated with the execution of a global IT outsourcing project, as well as $7 million related to acquisition and integration costs associated with the TIC Gums, Shandong Huanong Specialty Corn, and Sun Flour acquisitions.

North America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
First quarter	841	3	44	-7	881	5%

Operating income

•                  First quarter operating income increased from $149 million to $160 million. The increase in operating income was primarily due to core-, specialty-, and the TIC Gums acquisition-related volume growth.

South America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
First quarter	215	27	4	9	255	19%

Operating income

•                  Operating income in the first quarter was $14 million, down $4 million from a year ago. The decrease was largely a result of Argentina’s difficult macroeconomic conditions and higher operating costs.

Asia Pacific

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
First quarter	169	3	19	-12	179	6%

Operating income

•                  First quarter operating income was $30 million, up $2 million from a year ago. The increase was largely due to solid volume growth partially offset by less favorable price/mix due to the pass through of lower raw material cost.

Europe, Middle East, Africa (EMEA)

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
First quarter	135	-4	5	2	138	2%

Operating income

•                  First quarter operating income was $28 million, up $2 million from a year ago. Volume growth more than offset foreign exchange impacts and higher input costs in Europe.

2017 Guidance

2017 adjusted EPS, excluding acquisition-related, integration, and restructuring costs, as well as any potential impairment costs, is expected to be in the range of $7.50 to $7.80 compared to adjusted EPS of $7.13 in 2016. The full-year guidance assumes, compared to last year: overall improvement in North America, Asia Pacific, and EMEA; South America flat to down; an adjusted effective tax rate of approximately 29 to 31 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2017, cash generated by operations is expected to be in the range of $800 to $850 million and capital expenditures are anticipated to be between $300 and $325 million.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make crackers crunchy, yogurts creamy, candy sweet, paper stronger and add fiber to nutrition bars. Visit ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunity,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates; particularly United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which our products are based; our ability to develop new products and a services at a rate or of a quality sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of TIC Gums that could cause actual results and developments to differ from expectations include:  the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of TIC Gum’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change
(in millions, except per share amounts)	2017	2016	%
Net sales before shipping and handling costs	$1,537	$1,434	7%
Less: shipping and handling costs	84	74	14%
Net sales	$1,453	$1,360	7%
Cost of sales	1,101	1,021	8%
Gross profit	$352	$339	4%

Operating expenses	149	138	8%
Other (income) expense, net	(2)	1
Restructuring charge	10	—
Operating income	$195	$200	(3)%
Financing costs, net	21	14	50%
Income before income taxes	$174	$186	(6)%
Provision for income taxes	47	53
Net income	$127	$133	(5)%
Less: Net income attributable to non-controlling interests	3	3	0%
Net income attributable to Ingredion	$124	$130	(5)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	72.2	72.0
Diluted	73.7	73.6

Earnings per common share of Ingredion:
Basic	$1.72	$1.81	(5)%
Diluted	$1.68	$1.77	(5)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$435	$512
Short-term investments	13	4
Accounts receivable — net	913	923
Inventories	835	789
Prepaid expenses	31	24
Total current assets	2,227	2,252

Property, plant and equipment — net	2,146	2,116
Goodwill	803	784
Other intangible assets — net	496	502
Deferred income tax assets	7	7
Other assets	120	121
Total assets	$5,799	$5,782

Liabilities and equity
Current liabilities
Short-term borrowings	$118	$106
Accounts payable and accrued liabilities	815	872
Total current liabilities	933	978

Non-current liabilities	164	158
Long-term debt	1,895	1,850
Deferred income tax liabilities	174	171
Share-based payments subject to redemption	24	30

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,810,875 shares issued at March 31, 2017 and December 31, 2016	1	1
Additional paid-in capital	1,139	1,149
Less: Treasury stock (common stock; 6,202,224 and 5,396,526 shares at March 31, 2017 and December 31, 2016, respectively) at cost	(520)	(413)
Accumulated other comprehensive loss	(1,023)	(1,071)
Retained earnings	2,987	2,899
Total Ingredion stockholders’ equity	2,584	2,565
Non-controlling interests	25	30
Total equity	2,609	2,595

Total liabilities and equity	$5,799	$5,782

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
( in millions )	2017	2016
Cash provided by operating activities:
Net income	$127	$133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51	47
Charge for fair value mark-up of acquired inventory	5	—
Decrease in margin accounts	6	12
Increase in other trade working capital	(76)	(108)
Other	18	15
Cash provided by operating activities	131	99

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(72)	(59)
Payment for acquisition	(13)	—
Short-term investments	(8)	(13)
Other	—	(1)
Cash used for investing activities	(93)	(73)

Cash (used for) provided by financing activities:
Proceeds from borrowings, net of payments	53	40
Issuance (repurchase) of common stock, net	(130)	1
Dividends paid (including to non-controlling interests)	(44)	(35)
Cash (used for) provided by financing activities	(121)	6

Effect of foreign exchange rate changes on cash	6	11
(Decrease) increase in cash and cash equivalents	(77)	43
Cash and cash equivalents, beginning of period	512	434
Cash and cash equivalents, end of period	$435	$477

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

(in millions)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2017	2016	%
Net Sales
North America	$881	$841	5%
South America	255	215	19%
Asia Pacific	179	169	6%
EMEA	138	135	2%
Total	$1,453	$1,360	7%

Operating Income
North America	$160	$149	7%
South America	14	18	(22)%
Asia Pacific	30	28	7%
EMEA	28	26	8%
Corporate	(20)	(20)	0%
Sub-total	212	201	5%
Acquisition/integration costs	(2)	(1)
Restructuring charge	(10)	—
Charge for fair value mark-up of acquired inventory	(5)	—
Total	$195	$200	(3)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2017		March 31, 2016
	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$124	$1.68	$130	$1.77

Add back:

Acquisition / integration costs, net of income tax benefit of $1 million and $0 million in 2017 and 2016, respectively (i)	1	0.01	1	0.01

Restructuring charge, net of income tax expense of $1 million in 2017 (ii)	11	0.15	—	—

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $2 million in 2017 (iii)	3	0.04	—	—

Non-GAAP adjusted net income	$139	$1.88	$131	$1.78

Notes

(i) The 2017 and 2016 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr. Additionally, the 2017 period includes costs related to the acquisitions of TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the first quarter of 2017, the Company recorded a $11 million pre-tax restructuring charge consisting of employee severance-related costs associated with the Company's restructuring effort in Argentina, which was offset by a $1 million reduction in expected employee severance-related charges associated with the 2016 execution of IT outsourcing contracts.

(iii) The 2017 period includes the flow-through of costs assocated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2017	2016

Operating income	$195	$200

Add back:

Acquisition/integration costs (i)	2	1

Restructuring charge (ii)	10	—

Charge for fair value mark-up of acquired inventory (iii)	5	—

Non-GAAP adjusted operating income	$212	$201

For notes (i) through (iii) see notes (i) through (iii) included in the Reconcilation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended March 31, 2017
	Income before	Provision for	Effective Income
(Dollars in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$174	$47	27.0%

Add back:

Acquisition / integration costs (i)	2	1

Restructuring charge (ii)	10	(1)

Charge for fair value mark-up of acquired inventory (iii)	5	2

Adjusted Non-GAAP	$191	$49	25.7%

	Three Months Ended March 31, 2016
	Income before	Provision for	Effective Income
(Dollars in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$186	$53	28.5%

Add back:

Acquisition / integration costs (i)	1	—

Adjusted Non-GAAP	$187	$53	28.3%

For notes (i) through (iii) see notes (i) through (iii) included in the Reconcilation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2017 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2017
	Low End	High End
GAAP EPS (a)	$7.25	$7.55

Add:

Charge for fair value markup of acquired inventory (b)	0.08	0.08

Acquisition / integration costs	0.01	0.01

Restructuring charges	0.16	0.16

Expected Adjusted EPS	$7.50	$7.80

Above is a reconciliation of our full year 2017 to our expected adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect, and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict EPS.  Therefore, we do not provide guidance concerning GAAP EPS.

(b) Includes the flow-through of costs assocated with inventory that was adjusted to fair value at the acquisition date of our recent acquisitions in accordance with business combination accounting rules.